Inovision Corporation
                             c/o Proskauer Rose LLP
                                  1585 Broadway
                            New York, New York 10036




                                                    September 21, 1998



American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005
    Exchange Department

Gentlemen and Ladies:

         Pursuant to the Plan of Complete Liquidation and Dissolution (the "Plan") of Inovision Corporation, a Delaware corporation (the "Company"), a liquidating distribution in the amount of $2.50 per share (the "Liquidating Distribution") was made to the persons who were the holders of record (the "Holders") of the Company's Common Stock (the "Shares") on November 9, 1994 (the "Liquidation Record Date") and the Company's stock transfer books were closed on the Liquidation Record Date. The Company is now making a final distribution in an amount anticipated to be approximately $0.07 per Share to the Holders (the "Final Distribution"), to be paid in accordance with this Agreement on or about September 18, 1998. The actual amount per Share shall be specified by the Company in written notice to AST prior to September 23, 1998 and shall be carried out to fractional cents and rounded up or down as provided herein. The final dissolution of the Company pursuant to the Plan is anticipated to take place on or before September 30, 1998.

         American Stock Transfer & Trust Company ("AST") is hereby appointed as paying agent for the purpose of distributing the Final Distribution to all of the Holders, on the terms and conditions hereinafter set forth. AST is also hereby appointed as the agent of the Company to hold amounts of the Liquidating Distribution and the Final Distribution that have not been claimed by Holders ("Unclaimed Amounts") and to make escheat filings, when required in accordance with applicable state law ("Escheat Filings").

         1. AST agrees to act as paying agent in connection with the payment of the Final Distribution in accordance with the terms of this Agreement. AST also agrees to act as the agent of the Company to hold all Unclaimed Amounts and make Escheat Filings in accordance with the terms of this Agreement. AST shall take such reasonable action as may from time to




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time be requested by the Company or its  representatives  in connection with the matters contemplated by this Agreement.

         2. On or prior to September 28, 1998, AST shall effect the mailing to each Holder that has surrendered the stock certificate or certificates representing such Holder's Shares (at such Holder's last known address) of a copy of the cover letter provided by the Company (the "Final Distribution Cover Letter") and a check for the amount of the Final Distribution (if any) payable to such Holder. On or prior to September 28, 1998, AST shall also effect the mailing of a copy of the Final Distribution Cover Letter, but no check, to each Holder that has failed to surrender the stock certificate or certificates representing such Holder's Shares (a "Non- Responding Holder") at such Non-Responding Holder's last known address. AST shall certify to the Company, prior to September 30, 1998, that both such mailings have been completed.

         3. AST shall maintain, on a continuing basis, a list of all Holders who have cashed checks mailed to them in connection with the Final Distribution, the date of processing, the date of payment for such checks, the aggregate amount of cash actually paid to Holders by AST in the Final Distribution, and all Holders who have not cashed checks mailed to them in connection with the Final Distribution. Insofar as required by any governmental agency or authority, AST shall provide all information to and file Form 1099B for all Holders with the Internal Revenue Service. AST shall also maintain, on a continuing basis, a list of all Holders who have not surrendered certificates for their Shares or claimed any payment due to them in the Liquidating Distribution or the Final Distribution.

         4. No later than September 23, 1998, the Company shall remit to AST the amount required to pay the Final Distribution. Payments of the Final Distribution shall be rounded down to the nearest whole cent in the case of the aggregate amount due to Frogtown Holdings, Inc., a Delaware corporation
("Frogtown"), and rounded up to the nearest whole cent in the case of the aggregate amount due to each other Holder; provided, however, that no portion of the Final Distribution shall be paid to any Holder who would receive less than $1.00 in the aggregate.

         5. No later than September 23, 1998, the Company shall remit to AST $828,795 (the "Lump Sum"). The parties hereby agree that, as of the date of this Agreement, the amount of the Lump Sum is equal to the aggregate Unclaimed Amounts with respect to the Liquidating Distribution. AST shall be entitled to deduct from the Lump Sum: (a) a fee of Twenty-Five Thousand Dollars ($25,000) for the services of AST under this Agreement, payable immediately upon receipt of the Lump Sum by AST under this Agreement and (b) the out-of-pocket mailing and check processing costs incurred by AST in connection with the services performed by AST under this Agreement and, subject to the reasonable approval of the Company Representative (as defined in Section 9 below) in the case of expenses in excess of $1,000 in the aggregate, other reasonable out-of-pocket expenses incurred by AST in the performance of its duties under this Agreement, payable as such expenses are incurred.



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         6.     After making the  deductions  described in Section 5 above,  AST shall hold the remaining Amounts from the Final Distribution (which shall be deemed to include the amount of the Final Distribution payable to Non-Responding Holders and other Holders who have not cashed checks mailed to them in the Final Distribution) subject to the obligation, which AST hereby undertakes, (a) to pay any Unclaimed Amount to the Holder entitled thereto if claimed by such Holder prior to the date such amount is paid to applicable state authorities in accordance with applicable state escheat law and (b) to pay all remaining
Unclaimed   Amounts  to  the  applicable  state  authorities  when  required  in accordance with applicable state escheat law. In the event that, as of any date, the Aggregate Amount Payable (as hereinafter defined) exceeds the Amount Held (as hereinafter defined), AST shall give written notice to Frogtown at the address set forth in Section 8 below, specifying the amount of such excess, and Frogtown shall, within twenty calendar days, remit such excess to AST by check made out to AST at the address for AST given above. The "Aggregate Amount Payable" shall mean, as of any date, the sum (without duplication) of (a) all Unclaimed Amounts claimed by the Holders entitled thereto (and not theretofore paid to such Holders or to any state pursuant to any Escheat Filing), (b) all Unclaimed Amounts required to be paid to the applicable state authorities in accordance with Escheat Filings to be made by AST within the next succeeding thirty days, (c) any expenses payable but not yet paid pursuant to Section 5, and (d) any theretofore unpaid interest or penalties incurred as a result of the failure to make any Escheat Filing to the extent required in accordance with applicable state law prior to September 30, 1998 (the amount of any such interest or penalties being a "Reimbursable Amount"). The "Amount Held" shall mean, as of any date, the sum (without duplication) of (a) all Unclaimed Amounts then held by AST, plus (b) accrued interest on the Unclaimed Amounts held by AST from time to time through such date at a rate of 4 percent per annum to the extent such interest has not therefore been (i) paid to Frogtown pursuant to
Section 8 below or (ii) used by AST to pay any Unclaimed Amount to Holders or any expenses payable pursuant to Section 5 above or to pay any Unclaimed Amount or Reimbursable Amount to any state authorities pursuant to any Escheat Filing. Interest that accrues on the Unclaimed Amounts pursuant to this Section 6 shall be deemed for federal and state income tax purposes to have been earned by Frogtown.

         7. The Company hereby assigns to AST, and AST hereby assumes, all of the Company's obligations to pay Unclaimed Amounts to Holders and to applicable state authorities in accordance with applicable state escheat law and to make any and all Escheat Filings when required in accordance with applicable state law. AST shall pay and be responsible for any interest or penalties incurred as a consequence of the failure to make any Escheat Filing when required in accordance with applicable state law after September 23, 1998.

         8. On the last business day of December 1999 and December 2000, AST shall deliver to the Company Representative and Frogtown a written report showing, as of such date, (a) the Amount Held, (b) the amount of the Liquidating Distribution and the Final Distribution not theretofore paid to Holders or to state authorities pursuant to Escheat Filings and (c) any known unpaid Reimbursable Amounts, and expenses payable but not yet paid pursuant to Section 5 above. If the amount referred to in clause (a) of the preceding exceeds the sum of the


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amounts referred to in clauses (b) and (c) of the preceding  sentence,  then AST shall pay such excess to Frogtown by check delivered to Frogtown concurrently with such report. If the amount referred to in clause (a) of the first sentence of this Section 8 is less than the sum of the amounts referred to in clauses (b) and (c) of this Section 8, then Frogtown shall, within twenty calendar days following delivery of such report, pay such deficit to AST by check made out to AST at the address for AST given above. The address for Frogtown shall be c/o Vogel & Co., 972 Post Road, Darien, Connecticut 06820 (fax - 203/655-2221; voice
- 203/655-2200). Frogtown may, by written notice to AST, change the address given for it in this Section 8. Frogtown shall have the right to enforce the provisions of this Section 8 and Sections 5 and 6 in its own name on its own behalf.

         9. The "Company Representative" shall be Mr. George Vogel or another person designated in writing by Mr. George Vogel or Mr. Austin O. Furst, Jr. AST shall report to the Company Representative, no later than the last business day of each calendar month, commencing with the month of October, 1998, the amount paid to Holders pursuant to the Final Distribution or in respect of any Unpaid Amounts through such date, the amounts paid to state authorities through such date, any out-of-pocket expenses incurred by AST and any Escheat Filings made through such date. The address for Mr. George Vogel shall be Vogel & Co., 972 Post Road, Darien, Connecticut 06820 (fax 203.655.2221; voice
203.655.2200), or such other address as Mr. Vogel shall designate by written notice given to AST.

         9.     As agent of the Company hereunder, AST:

               (a) shall have no duties or obligations other than those specifically set forth herein;

               (b) will be regarded as making no representations as to the matters described in the Final Distribution Cover Letter or the Plan;

               (c) shall not be obligated to take any legal action hereunder which might in AST's judgment involve any expenses or liability, unless AST shall have been furnished with indemnity reasonably satisfactory to it;

               (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to AST and reasonably believed by AST to be genuine and to have been signed by the proper party or parties;

               (e) may rely on and shall be protected in acting upon the written or oral instruction of Mr. Austin O. Furst, Jr. or of Mr. George Vogel or any Company Representative designated by Mr. Furst or Mr. Vogel; and



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               (f) may  consult  with  counsel  satisfactory  to AST  (including counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection in respect of such action taken, suffered or omitted by AST hereunder in good faith and in accordance with the opinion of such counsel.

         10. This Agreement and appointment of AST as agent of the Company shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This Agreement may not be modified orally.

         11. This Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.




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         Please acknowledge  receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                         Very truly yours,

                         INOVISION CORPORATION


                         By:/s/ Austin O. Furst, Jr.
                            ------------------------
                            Name:  Austin O. Furst, Jr.
                            Title:    Chairman of the Board


                         FROGTOWN HOLDINGS, INC.
                         (solely for the purposes of Sections 5, 6 and 8 hereof)


                         By:/s/ Austin O. Furst, Jr.
                            ------------------------
                            Name:  Austin O. Furst, Jr.
                            Title: President


Accepted and agreed to:

AMERICAN STOCK TRANSFER &
TRUST COMPANY


By:  /s/ George Karfunkel
     ------------------------
   Name:   George Karfunkel
           Executive Vice President



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